EXHIBIT 4.2
                            STOCK EXCHANGE AGREEMENT


                  THIS STOCK EXCHANGE AGREEMENT (this "Agreement"), dated as of December 31, 1998, is by and among SYLVAN LEARNING SYSTEMS, INC., a Maryland corporation (the "Buyer"), on the one hand, and BERMAN, PEVERLEY & ASSOCIATES, P.A., a Maryland corporation (the "Company"), and JUDY BERMAN and LYNNE PEVERLEY (each a "Stockholder," and collectively the "Stockholders") on the other hand.

                  WHEREAS, Buyer desires to purchase from the Stockholders, and the Stockholders each desire to sell to Buyer, upon the terms and subject to the conditions set forth herein (the "Stock Exchange"), 500 shares of the Company's Common Stock, no par value (the "Shares"), which Shares are owned by the Stockholders and constitute all of the issued and outstanding equity interests in the Company, in exchange for a number of shares of Common Stock, $.01 par value, of Buyer, having an aggregate Market Value (as defined herein) equal to $1,710,000 plus the Net Working Capital (as defined herein) ("Buyer Shares").

                  WHEREAS, for United States federal income tax purposes it is intended that the Stock Exchange shall qualify as a "reorganization" under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                  WHEREAS, the Stock Exchange is intended to qualify as a pooling of interests under applicable generally accepted accounting principles ("GAAP") and U.S. Securities and Exchange Commission ("SEC") rules and regulations.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

                  Section 1.1. Stock to Be Exchanged. Upon the terms and subject to the conditions contained herein, at the Closing (as defined below), each of the Stockholders shall sell and transfer to Buyer, and Buyer shall purchase and accept from each of the Stockholders, that number of Shares as is set forth next to each such Stockholder's name on Schedule 1.1.

                  Section 1.2. Share Transfer. At the Closing (as defined below), in order to effect the transfer of Shares, each Stockholder shall endorse the reverse side of each and every stock certificate evidencing her Shares.

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                  Section 1.3. Deliveries by Buyer and Stockholders.

                  (a) Upon the terms and subject to the conditions contained herein, (including Section 1.3(b) below regarding Escrow Shares) in consideration of, and in full payment for and solely in respect of, the Stock Exchange, Buyer shall deliver or cause to be delivered to the Stockholders certificates representing a number of Buyer Shares equal to $1,710,000 plus any Net Working Capital less Distribution Payable, if any, divided by $27.49 (the "Market Value"), such number of Buyer Shares to be allocated among the Stockholders as set forth in Schedule 1.1 (the "Purchase Price"), free and clear of all Liens (as defined herein).

                  (b) Upon receipt of the Buyer Shares, at the Closing, the Stockholders shall deliver to the Escrow Agent (as herein defined): (i) certificates representing a number of Buyer Shares having an aggregate Market Value equal to $171,000 in respect of the General Escrow (as defined herein) and
(ii) certificates representing a number of Buyer Shares having a Market Value equal to $200,000 in respect of the Special Escrow (as defined herein) (such shares to be delivered by each Stockholder as set forth in Schedule 1.1), duly endorsed for transfer, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreements.

                  Section 1.4. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the principal offices of Sylvan Learning Systems, Inc. in Baltimore, Maryland, or such other place as the parties may agree on the date (the "Closing Date") set by Buyer (with at least one business day notice to the Stockholders), which date shall be within five business days following the date upon which all conditions set forth in Article V have been satisfied or waived, however in no event later than January 31, 1999. Notwithstanding the Closing Date, the effective date of the Stock Exchange shall be as of December 31, 1998.

                  Section 1.5. Change in Capitalization. In the event of any change in the number and/or price of the outstanding Buyer Shares from and after the date hereof through the Closing Date, by reason of a recapitalization, spin-off, stock dividend, stock split, extraordinary dividend or other similar transaction, or of a dividend (other than a regular quarterly cash dividend), recapitalization, merger or other similar transaction involving Buyer, amounts hereunder shall be appropriately and proportionately adjusted.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                       OF THE STOCKHOLDERS AND THE COMPANY

                  Each of the Stockholders, jointly and severally together with the Company, hereby represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the schedules delivered by the Company and the Stockholders on or before the date of this Agreement (the "Company Disclosure Schedules"). The Company Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement. The disclosure in any section shall be deemed to constitute disclosure for all sections in this Agreement.

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                  Section 2.1. Incorporation; Authorization; Etc.

                  (a) The Company is a professional service corporation, duly organized and validly existing under the laws of the State of Maryland. The Company (1) has all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and (2) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified except where the failure to be in good standing or to be duly licensed, authorized or qualified to transact business, would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, or financial condition (collectively, the "Business Condition") of the Company. The Company has heretofore delivered or made available to Buyer complete and correct copies of its organizational documents as in effect on the date hereof.

                  (b) Each of the Stockholders has full power, capacity and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of each of the Stockholders and, assuming the due execution and delivery thereof by Buyer, is enforceable against each of the Stockholders in accordance with its terms.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and no additional proceedings (corporate or otherwise) on the part of any of the Stockholders of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by and, assuming the due execution and delivery thereof by Buyer, constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to general principles of equity.

                  (d) Except as set forth in Schedule 2.1(d), the execution and delivery of this Agreement by the Company and the Stockholders and the consummation by the Company and the Stockholders of the transactions contemplated by this Agreement will not (1) violate any provision of the certificate of incorporation or by-laws or similar organizational instrument of the Company, (2) result in a violation of any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares or any of the Company's assets or properties pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which the Company or any of the Stockholders is a party or by which any of them is bound, (3) violate or conflict with any United States (federal, state or local) or foreign (federal, provincial or local) law, statute, ordinance, rule or regulation ("Law") or any order, writ, injunction, judgment, award, stipulation or decree rendered by any Governmental Authority (as defined herein) ("Order") applicable to the Company or any of their material respective properties or assets or any of the Stockholders, except for violations or conflicts, if any, that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company, (4) trigger the rights of the Company under any shareholder rights plan or similar arrangement or (5) restrict any business combination between the Buyer or any of its subsidiaries and the Company.

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                  (e) No consent, approval, order or authorization of, or
registration, declaration or filing with (1) any Governmental Authority or (2) any individual, corporation or other entity (including any holder of the Company's securities) is required by or with respect to the Company or any Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) satisfaction of all information and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and any regulations promulgated thereunder (the "HSR Act"), if any, (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under federal securities laws , applicable state "blue sky" laws, and the securities laws of any foreign country, (C) those set forth in the Schedule 2.1(e), and (D) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company.

                  Section 2.2. Capitalization; Structure; No Investments.

                  (a) The entire authorized capital stock of the Company is 500 shares of Common Stock, with no par value, of which 500 shares are issued and outstanding and all are owned by the Stockholders in the amounts set forth on
Schedule 1.1. All of the issued and outstanding Shares have been duly and validly issued and are fully paid and nonassessable, free of preemptive rights and are owned by the Stockholders. Except as set forth on Schedule 2.2(a)(1), there are outstanding (1) no shares of capital stock or other voting securities of the Company, (2) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(3) no options, warrants or other rights to acquire from the Company (including any rights issued or issuable under a shareholders rights plan or similar arrangement), and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (4) no equity equivalents, interests in the ownership or earnings of the Company (including stock appreciation or phantom stock rights) or other similar rights (with the securities listed in clauses (1) through (4) referred to collectively as the "Company's Securities"), and (5) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity. Except as set forth in
Schedule 2.2(a)(1), no decision has been taken by the Stockholders to distribute profits or reserves or to repay capital, which still has to be executed, and no distribution will be made after the date hereof that will prevent accounting for the Stock Exchange as a pooling of interests. The Company's stock records, a copy of which is attached hereto as Schedule 2.2(a)(2), is true, accurate and complete.

                  (b) The Company has no subsidiaries nor any equity investment of any kind in any corporation, partnership, limited liability company, joint venture or other legal entity. There are no outstanding obligations, options, warrants or other rights of any kind to acquire equity interests in any such entities.

                  Section 2.3. Ownership of Shares. Each of the Stockholders has good and valid title to the Shares shown opposite the name of such Stockholder on Schedule 1.1, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any kind ("Liens"). No person or entity (other than a Stockholder with respect to the number of Shares set forth opposite the name of such Stockholder on Schedule 1.1) has any power or right, whether or not shared with any other person or


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entity, to dispose of or direct the disposition of any Shares or vote or direct the voting of any such Shares. Upon consummation of the Stock Exchange as contemplated by this Agreement, Buyer will acquire good and valid title to such Shares, free and clear of any Liens.

                  Section 2.4. Financial Statements.

                  (a) The Company has previously delivered to the Buyer true, correct and complete copies of its compiled balance sheets as of December 31, 1997 and December 31, 1996, and related compiled income statements for the 12-month periods then ended, in each case with the accompanying compilation report of Asher & Simons, P.A. (the "Company Compiled Financial Statements").

                  (b) The Company Compiled Financial Statements were prepared in conformity with sound accounting practices applied on a consistent basis throughout the period involved. The Company Compiled Financial Statements present fairly the financial position of the Company as of their respective dates, and operating results, as the case may be, for the periods presented therein.

                  Section 2.5. Title to Properties; Encumbrances. Except for properties disposed of in the ordinary course of business consistent with past practice, the Company has good and marketable title to, or holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property currently used by them in, the business as presently conducted by the Company. Schedule 2.5 sets forth all real property owned and all real property leased by the Company with the name, address, terms of material leases and annual payment obligations (whether mortgage or rent) for each. The Stockholders have received no written notice of any violation of any zoning, use or other similar laws with respect to any material property used in the operation of the Company's businesses. The Company does not own any real property.

                  Section 2.6. Litigation; Orders. There is no action, suit, arbitration, inquiry, proceeding or investigation ("Action") by or before any court or tribunal in any jurisdiction or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental or regulatory authority or instrumentality (each a "Governmental Authority") pending nor, to the knowledge of the Stockholders after due and reasonable inquiry, is any Action threatened against or involving the Stockholders, the Company, or affecting any properties or assets of any of the Stockholders or the Company, which, in any such case, could reasonably be expected to (a) prevent or materially delay the ability of the Stockholders or the Company to consummate the transactions contemplated hereby, or (b) individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. None of the Stockholders or the Company is subject to any Order which could reasonably be expected to prevent or materially delay the ability of any of the Stockholders or the Company to consummate the transactions contemplated hereby or, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

                  Section 2.7. Intellectual Property.

                  (a) The Company owns, or has a valid license to use, all of the patents, trademarks, trade names, service marks, registered copyrights or applications ("Intellectual Property") which are currently used by them in, and are reasonably necessary to enable them to carry on, their businesses as presently conducted. Schedule 2.7 lists (1) all material Intellectual Property, including jurisdictions in which


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each such material Intellectual Property right has been issued or registered, and (2) all material licenses,
sublicenses and other agreements where the Company has taken or given a right to use such Intellectual Property right from or to a third party. To the Stockholders' knowledge, all registered Intellectual Property held by the Company are valid and subsisting.

                  (b) Except as set forth in Schedule 2.7, no claims which would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company have been asserted by any person (1) challenging the ownership, validity or effectiveness of any Intellectual Property owned, used, filed by or licensed to or by the Company as of the date hereof, (2) to the effect that the sale of any product or the provision of any service as now sold or provided by the Company infringes on any Intellectual Property of a third party, or (3) against the use by the Company of any Intellectual Property.

                  Section 2.8. Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.

                  (a) The Company has all governmental licenses, permits, franchises, approvals and other authorizations of any Governmental Authority (the "Licenses") necessary to own, lease and operate their properties and enable them to carry on their businesses as presently conducted except for those Licenses, the lack of which would not have a material adverse effect on the Business Condition of the Company. All such Licenses are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. As of the date hereof, to the Stockholders' knowledge after reasonable inquiry, no proceeding is pending seeking the revocation or limitation of any such License that would, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

                  (b) Schedule 2.8(b) lists all consents, approvals, registrations, filings, applications, notices, orders, authorizations, qualifications and waivers required to be made, filed, given or obtained by any of the Company or the Stockholders with, to or from any persons or Governmental Authorities in connection with the consummation of the Stock Exchange, except for those (1) that become applicable solely as a result of the specific regulatory status of Buyer or its affiliates, or (2) the failure to make, file, give or obtain which would not, individually or in the aggregate, either have a material adverse effect on the Business Condition of the Company or prevent the consummation of the Stock Exchange.

                  (c) All speech pathologists employed by the Company are duly licensed as speech pathologists in the State of Maryland.

                  Section 2.9. Labor Matters. Except as set forth in Schedule 2.9, as of the date hereof, the Company is not involved in or, to the Stockholders' knowledge after reasonable inquiry has not been, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company (excluding routine workers' compensation claims) that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company.

                  Section 2.10. Compliance with Laws. Except as set forth in
Schedule 2.10, to the Stockholders' knowledge after reasonable inquiry, the conduct of the business of each of the Company substantially complies with all applicable Laws and all Orders applicable thereto, except for violations or


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failures so to comply, if any, that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company.

                  Section 2.11. Material Contracts.

                  (a) Schedule 2.11(a) identifies each of the following material agreements, contracts, documents and other items (whether written or oral) as to which the is a party or otherwise is bound (and all such contracts, or summaries thereof, have been made available to Buyer) as of the date of the execution of this Agreement: (i) [intentionally omitted], (ii) all documents relating to indebtedness for money borrowed, including guarantees; (iii) all agreements or plans relating to employment, compensation of or benefits for officers, employees or consultants of the Company, including without limitation, any collective bargaining arrangements; (iv) all contracts for the purchase of materials, supplies, services, merchandise or equipment involving consideration of more than $10,000 or involving purchases in excess of normal operating requirements; (v) any contract, agreement, or instrument not entered into in the ordinary course of the business of the Company; (vi) any contract containing material restrictions on the operations of the Company or any restrictions on its ability to compete in any geographic region or in any line of business;
(vii) any lease of real property and all personal property leases calling for annual lease payments in excess of $10,000 (viii) all licenses and accreditations received by the Company; (ix) all contracts between the Company and third parties relating to the provision of the Company's services; and (x) each and every other contract which is material to the financial condition, earnings, operation or business of the Company. The contracts and agreements identified in Schedule 2.11(a), together with all contracts between the Company and speech or hearing pathologists, are collectively referred to herein as the "Contracts."

                  (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule:

                      (i) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any Contract, or constitute a default in any material respect thereunder.

                      (ii) The Company is not under any liability or obligation to refund any material amount previously paid to the for services provided by the Company under the Contracts, and the Company has paid or has made adequate provision to pay when due all accounts payable, payroll, payroll taxes and other amounts due on account of the Contracts;

                      (iii) The Company has not secured any of the Contracts other than in compliance with all applicable laws, rules and regulations; and the terms of payment and/or compensation for each of the Contracts complies with all applicable laws, rules and regulations relating to competitive bidding; each of the Contracts not obtained through competitive bidding was secured in an arms' length transaction.

                      (iv) Each of the Contracts is valid and existing and in full force and effect against the Company and, to the knowledge of the Company, against the other party thereto; true and complete copies of each Contract have been heretofore provided to the Buyer; the Company has, in all material respects, performed all obligations required to be performed by it under, and is not in material default in any respect under, in material conflict in any respect with, or in material violation in any respect of, any of the


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Contracts; and the Company has not received notice of non-compliance or alleged non-compliance with any of the Contracts; to the knowledge of the Stockholders, each other party to any Contract has, in all material respects, performed all obligations required to be performed by it under, and is not in material default in any respect under, in material conflict in any respect with, or in material violation in any respect of, any of the Contracts;

                      (v) The Company has no knowledge of any current intention on the part of any of the parties to the Contracts to cancel the same or not to renew the same with the Company at the end of the current term thereof;

                      (vi) The Company is duly licensed in the appropriate jurisdiction to provide speech and hearing pathology services at all sites where the Company currently provides such services and, where applicable, is accredited by an accrediting body that is recognized by, and satisfactory to, the regulating agency in the jurisdiction where such services are provided.

                      (vii) The Company has not received any claim of material overpayment or alleged material overpayment by any other party to any of the Contracts, and except as described in Schedule 2.11(b), there have been no audits or other reviews of the costs, billing methods or performance of the Company under any of the Contracts, and no such audits or other reviews are in progress or, to the knowledge of the Company or the Stockholders contemplated; and

                      (viii) Except as set forth in Schedule 2.11(b), no consent, approval or authorization of, notice to or declaration, filing or registration with, any third party is required in connection with the Stock Exchange or the execution, delivery and performance of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby.

                  Section 2.12. No Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed in the Company Compiled Financial Statements (including the notes thereto), the Company does not have any liabilities or obligations except liabilities and obligations which (a) were incurred after December 31, 1997 in the ordinary course of business in nature and amount consistent with past practice, or (b) are specifically contemplated by this Agreement.

                  Section 2.13. Taxes.

                  (a) The Company has in all material respects accurately prepared and timely filed (or will, prior to Closing have prepared and filed) all material federal, state, local and foreign Returns, estimates, information statements and reports required to be filed at or before the Closing Date relating to any and all Taxes concerning or attributable to the Company or any of its operations or assets, and such material Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. Copies of all material Returns of the Company for the past three years have been or will be provided or made available by the Company to the Buyer. In particular, and without in any manner limiting the foregoing, none of the Returns of the Company that relate to pre-Closing periods contains any position which, individually or in the aggregate, is or would be subject to material penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law).

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                  (b) Except as set forth in Schedule 2.13, as of the date
hereof, the Company: (1) has paid all Taxes it is or was required to pay (and as of the Closing Date will have paid all Taxes it is required to pay prior to the Closing Date), (2) has withheld with respect to its employees all Taxes (and as of the Closing Date will have withheld all such Taxes it is required to withhold prior to the Closing Date), and (3) has collected all Taxes on account of sales by the Company or the use of any of its products (and as of the Closing Date will have collected all such Taxes it is required to collect prior to the Closing Date) in each case where such payment, withholding or collection is required, except, in each instance, where any failure to make such payment, withholding or collection would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company.

                  (c) There is no Tax deficiency outstanding, proposed or assessed against the Company that is not reflected as a liability in the Company Unaudited Financial Statements or Company Audited Financial Statements which would reasonably be likely, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                  (d) In connection with its incorporation, the Company elected to be a Subchapter S corporation; such election being a valid Subchapter S election. Since such original election, the Company has been a Subchapter S corporation at all times, and the Company has never converted to a C corporation, nor has the Company's Subchapter S status ever been terminated.

                  (e) As used in this Agreement, "Returns" shall mean returns, reports and forms required to be filed with any domestic or foreign Taxing Authority.

                  "Taxes" shall mean (1) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, or property taxes, together with all interest, penalties and additions imposed with respect thereto and (2) any obligations under any agreements or arrangements with respect to any Taxes described in clause (1) above including liability for Taxes of a predecessor entity.

                  "Taxing Authority" shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                  Section 2.14. Employee Benefit Plans.

                  (a) Schedule 2.14(a) lists all material compensation and benefit plans, contracts and arrangements in effect as of the date hereof including, without limitation, all bonus, incentive or deferred compensation, severance pay, pension, profit sharing, savings and thrift and medical and life insurance plans in which any current or former employees of the Company ("Company Employees") participate (collectively, "Company Benefit Plans"). Substantially all of the employees of the Company are party to employment agreements with the Company and each of these agreements is substantially similar to one of three types of form agreements used by the Company. True and correct copies of the three types of form agreements are attached to Schedule 2.14(a) and Schedule 2.14(a) identifies which employees are subject and party to each form type.

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                  (b) All Company Benefit Plans which are "employee benefit
plans," as defined in Section 3(3) of ERISA, in all material respects are in compliance with and have been administered in compliance with all applicable requirements of law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued, except for such noncompliance or failures to contribute which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company. With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly disclosed in accordance with GAAP, in the Company Audited Financial Statements.

                  (c) With respect to any Company Benefit Plan which is intended to qualify under Section 401(a) of the Code ("Company Qualified Plan"), a favorable determination letter as to the qualification under Section 401(a) of the Code has been issued, or the remedial amendment period for such determination has not expired. To the best knowledge of the Stockholders, no "disqualified person" (as defined in Section 4975 of the Code) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code), which could subject any Company Qualified Plan (or its related trust), or the Company to any tax or penalty imposed under Section 4975 of the Code. The value of the assets in each of the Company Qualified Plans which is a defined benefit plan exceeds the present value of accrued benefits of all participants in such Plan when such benefits are valued on a termination basis using Pension Benefit Guaranty Corporation interest and other assumptions.

                  (d) The Company is not required to contribute to, or has been required to contribute to, any "multiemployer plan," as such term is defined in
Section 4001(a)(3) of ERISA.

                  (e) Except as otherwise set forth in Schedule 2.14(e) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Employee under any Company Benefit Plan or otherwise, (2) increase any benefits otherwise payable by the Company under any Company Benefit Plan or (3) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, which, individually or in the aggregate, would have a material adverse effect on the Business Condition of the Company.

                  (f) Each Company Benefit Plan which is not a Company Benefit Plan has been maintained in all material respects in accordance with its terms and with all legal requirements applicable thereto and is funded or provided for in accordance with applicable laws, except for any such failure to so maintain or fund which would not, individually or in the aggregate, have a material adverse effect on the Business Condition of the Company.

                  Section 2.15. No Material Adverse Change. Except as set forth in Schedule 2.15, since December 31, 1997, there has not been any event, occurrence or circumstance that has had, individually or in the aggregate, a material adverse effect on the Business Condition of the Company, or any event, occurrence or circumstance that would, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business Condition of the Company, or a material adverse effect on the ability of any of the Stockholders to consummate the transactions contemplated hereby.

                  Section 2.16. Brokers, Finders, Etc. Except as set forth on
Schedule 2.16, neither the Company nor any of the Stockholders has employed, or is subject to any claim of, any broker, finder, or similar consultant or intermediary in connection with the transactions contemplated by this Agreement which might be entitled to a fee or commission from the Company upon the consummation of the transactions contemplated hereby.

                  Section 2.17. Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly relevant to any other paragraph or Section, be deemed to be disclosed with respect to that other paragraph or Section whether or not an explicit cross-reference appears, unless the context indicates otherwise.

                  Section 2.18. Environmental Laws and Regulations. The Company is in material compliance with all applicable Laws in effect as of the date of this Agreement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and the Company has not received written notice of, or is the subject of, any Action, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim"), and none of the Stockholders has any reason to believe any of the foregoing is being contemplated nor has any of the Stockholders seen on any of the real property owned or leased by the Company hazardous materials or contaminants, as defined in the Environmental Law, and there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future or give rise to an Environmental Claim in the future.

                  Section 2.19. Bank Accounts, Etc. Schedule 2.19 sets forth a list of all bank accounts, safe deposit boxes and lock boxes of the Company including, with respect to each such account and lock box, identification of all authorized signatories.

                  Section 2.20. Insurance. Schedule 2.20 sets forth a list of all material general liability, product liability, fire, casualty, motor vehicle and other insurance or bonding maintained by or on behalf of the Company or any of its respective employees as of the date hereof. All requirements and provisions of all such policies are being substantially complied with. No notice of cancellation has been given to or received by the Company with respect to any such insurance policy. To the knowledge of the Company and the Stockholders, no such policies are or will become subject to an assessment due to any retroactive rate or audit adjustments or coinsurance arrangements.

                  Section 2.21. Recent Operations. Since December 31, 1997, (a) the Company has operated its business substantially as it was operated immediately prior to such date in the ordinary course of business; (b) the Company and each of the Stockholders has used its or his commercially reasonable efforts to preserve intact the business relationships of the Company; (c) there have been no material bonuses paid to or material increases in the compensation of officers or employees of the Company; and (d) the Company has not declared or paid any dividend or made any other distribution with respect to its capital stock other than in the ordinary course of business.

                  Section 2.22. Transactions with Affiliates. Except as set forth in Schedule 2.22, the Company is not a party to any material transaction with any (a) current or former officer or director of the Company, or (b) any parent, spouse, child, brother or sister of any such officer or director or (c) any "affiliate" or "associate" of any such persons or entities (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act")), including, without limitation, any material transaction involving a contract, agreement or other arrangement providing for the employment of, furnishing of materials, products or services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

                  Section 2.23. Investment Intent.

                  (a) It is understood that as of the Closing the Buyer Shares will not have been registered under the Securities Act or any state securities laws, and that such shares will be delivered without registration in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. Each of the Stockholders represents that he is acquiring the Buyer Shares hereunder only for his own account for investment and not with any intention of making, or with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act until such shares first are registered under the Securities Act as required by Section
4.2 of this Agreement or such shares can be transferred pursuant to Rule 144 of the Securities Act.

                  (b) In connection with the foregoing, each of the Stockholders hereby severally represents and warrants that:

                      (1) he has reviewed, discussed and evaluated the information made available by Buyer and has had the opportunity to ask questions of, and receive answers from, executive officers of Buyer concerning the terms and conditions of this Agreement and to obtain any additional information which he considered necessary to verify the accuracy of the information delivered by Buyer in connection with this Agreement;

                      (2) he understands that he must bear the economic risks of the investment in Sylvan Common Stock to be made hereunder for an indefinite period of time because such stock has not been registered under the Securities Act and, therefore, may not be sold until such stock subsequently is registered under the Securities Act or an exemption from registration is available; and

                      (3) he has sufficient knowledge and experience in financial and business matters to enable him to be capable of evaluating the merits and the risks of the exchange of his shares of equity interest in the Company for his Buyer Shares, as contemplated by this Agreement and his prospective investment in Buyer.

                  (c) It is understood and agreed that, to implement the requirements of the Securities Act and state securities laws and evidence the restrictions upon transfer contained in this

Agreement, Sylvan will cause a legend to be conspicuously noted on the certificates representing the Sylvan Common Stock deliverable hereunder, and that Sylvan will issue stop transfer instructions to its transfer agent, to the effect that such stock has not been registered under the Securities Act and that no transfer may take place except pursuant to an effective registration statement or after delivery of any opinion of counsel reasonably satisfactory to Sylvan to the effect that registration thereof for the purpose of transfer is not required under the Securities Act.

                  Section 2.24. No Agreements Regarding the Buyer Shares. The Stockholders, the Company or any of their respective affiliates have not taken or have not agreed to take any action that would prevent the Stock Exchange from qualifying for "pooling of interests" accounting treatment under applicable accounting rules, including, without limitation, GAAP and applicable SEC rules and regulations and accounting standards. Neither the Stockholders nor the Company is aware of any agreement, plan or other circumstance relating to the Stockholders or the Company that would prevent the Stock Exchange from so qualifying and none of the Stockholders nor the Company has reason to believe that the Stock Exchange will not qualify as a pooling of interests for accounting purposes. Without limiting the generality of the foregoing sentence, since December 31, 1997 (i) the Company has not had any treasury stock transactions and none are planned during the period between the date hereof and the Closing Date, (ii) the Company has not adopted any new or amended any existing stock option or stock purchase plans, (iii) the Company has not disposed of any assets other than in the ordinary course of business, and (iv) the Stockholders have not entered into any agreement that would restrict voting rights with respect to the Buyer Shares to be issued pursuant to this Agreement. Each of the Stockholders represents and warrants that he has not entered into any agreement or understanding with anyone for the transfer of the Buyer Shares in a transaction that would prevent Buyer from accounting for the Stock Exchange as a pooling of interests. If requested, the President and/or the Chief Financial Officer of the Company will execute any documentation on behalf of the Company reasonably required by Buyer's independent public accountants with respect to pooling of interest accounting issues.

                  Section 2.25. No Pending Transactions. Except for the transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking, commitment, negotiation or discussion with another party with respect to any Acquisition Transaction (as defined below). For purposes of this Section, the term "Acquisition Transaction" means any (i) acquisition of all or any material portion of the assets of, or any equity interest in, any corporation, partnership, joint venture, company, organization or other entity, (ii) sale of all or any material portion of the assets of, or equity interest in, the Company or (iii) any merger, consolidation, business combination (or other similar transaction) involving the Company.

                  Section 2.26. Reorganization. The Stockholders have not and, as of the Closing Date will not have, taken any action or failed to take any action which action or failure would result in the failure of the Stock Exchange to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Stockholders have no knowledge of any fact or circumstance that is reasonably likely to prevent the Stock Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 2.27 Disclosure. No representation or warranty made by the Company or the Stockholders in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished to the Buyer or hereafter required to be furnished to the Buyer, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to the Company and the Stockholders that the statements contained in this Article III are true and correct except as disclosed in the Buyer SEC Reports (as defined in Section 3.4) or as set forth in the schedules delivered by the Buyer to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedules"). The Buyer Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement. The disclosure in any section of the Buyer Disclosure Schedules shall be deemed to constitute disclosure for all sections in this Agreement.

                  Section 3.1. Incorporation; Authorization; Etc.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer (1) has all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and (2) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified except where the failure to be in good standing or to be duly licensed, authorized or qualified to transact business, would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business Condition of Buyer. Buyer has heretofore delivered or made available to the Stockholders complete and correct copies of its certificate of incorporation and by-laws as in effect on the date hereof.

                  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no additional proceedings (corporate or otherwise) on the part of Buyer or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and, assuming the due execution and delivery thereof by the Company and the Stockholders, constitutes the legal, valid and binding obligation of, Buyer and is enforceable against Buyer in accordance with its terms, subject to general principles of equity.

                  (c) The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not (1) violate any provision of the certificate of incorporation or by-laws or similar organizational instrument of Buyer, (2) result in a violation of any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's assets or properties pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which Buyer or is a party or by which any of them is bound, or (3) violate or conflict with any

Law or Order applicable to Buyer, except, in the case of clauses (2) and (3), for any such violations, defaults, rights or restrictions that would not, individually or in the aggregate, (A) have a material adverse effect on the Business Condition of Buyer, (B) an adverse effect on the value of the Buyer Shares or (C) on adverse effect on the ability of Buyer to consummate the Stock Exchange.

                  (d) No consent, approval, order or authorization of, or registration, declaration or filing with (1) any Governmental Authority or (2) any individual, corporation or other entity (including any holder of Buyer's securities) is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) satisfaction of all information and waiting period requirements of the HSR Act and any regulations promulgated thereunder,
(B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under federal securities laws (including an order of effectiveness with respect to the Registration Statement), applicable state "blue sky" laws, and the securities laws of any foreign country, and (C) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have (i) a material adverse effect on the Business Condition of Buyer, or
(ii) an adverse effect on the value of the Buyer Shares.

                  Section 3.2. Capitalization; Structure; No Investments. As of the date hereof, Buyer's entire authorized capital stock consists of 90,000,000 shares, 80,000,000 of which are classified as Common Stock, $.01 par value ("Buyer Common Stock"), and 10,000,000 of which are classified as Preferred Stock, par value $.01 per share, with 900,000 shares designated as Series A Junior Participating Preferred Stock. As of October 31, 1998, no shares of Preferred Stock are issued or outstanding and 48,580,296 shares of Buyer Common Stock are issued and outstanding.

                  Section 3.3. Title to Buyer Shares. Upon consummation of the Stock Exchange, the Buyer Shares issued to the Stockholders will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Each of the Stockholders will acquire good and valid title to the Buyer Shares issued by Buyer in the Stock Exchange, free and clear of any Liens or restrictions on transfer (other than as set forth in the Securities Act or the rules and regulations thereunder and other than as specifically required so that the Stock Exchange qualifies for pooling of interests accounting treatment).

                  Section 3.4. Reports and Financial Statements.

                  (a) Buyer has filed all reports (including without limitation proxy statements) required to be filed with the SEC in the period from January 1, 1996 to the date hereof (collectively, the "Buyer SEC Reports"), and has furnished or made available to the Stockholders true and complete copies of all the Buyer SEC Reports. None of the Buyer SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Buyer SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and the applicable rules and regulations thereunder.

                  (b) Buyer previously has made available to the Stockholders correct and complete copies of its audited consolidated financial statements (including balance sheets, statements of operations and statements of cash flows, and, in each case, the related footnotes thereto) as of December 31, 1996 and December 31, 1997, and for each of the three years in the period ended December 31, 1997, accompanied by the report of Ernst & Young, LLP ("Ernst & Young") in the form contained in Buyer's Annual Report to the SEC on Form 10-K for the year ended December 31, 1997 (the "Audited Buyer Financial Statements"). Each of the consolidated balance sheets included in the Audited Buyer Financial Statements presents fairly, in all material respects, the consolidated financial position of Buyer and its subsidiaries as of the respective date thereof, and each of the other related consolidated statements included in such Audited Buyer Financial Statements presents fairly, in all material respects, the consolidated results of operations and cash flows of Buyer and its subsidiaries for the respective periods thereof, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein.

                  Section 3.5. Brokers, Finders, Etc. Buyer has not employed, or is subject to any claim of, any broker, finder, or similar consultant or intermediary in connection with the transactions contemplated by this Agreement which might be entitled to a fee or commission from Buyer upon the consummation of the transactions contemplated hereby.

                  Section 3.6. Investment Intent. It is understood that the Shares are not being registered, for purposes of the transactions hereunder, under the Securities Act or any state securities laws, and the Shares will be delivered without registration in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. Buyer represents that it is acquiring the Shares hereunder only for its own account for investment and not with any intention of making, or with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act unless such shares first are registered under the Securities Act.

                  In connection with the foregoing, Buyer hereby represents and warrants that:

                                    (a) it has reviewed, discussed and evaluated
                  the information made available by the Company and has had the opportunity to ask questions of, and receive answers from, executive officers of the Company concerning the terms and conditions of this Agreement and to obtain any additional information which he considered necessary to verify the accuracy of the information delivered by the Company in connection with this Agreement;

                                    (b) it understands that it must bear the
                  economic risks of the investment in the Shares to be made hereunder for an indefinite period of time because such stock has not been registered under the Securities Act and, therefore, may not be sold until such stock subsequently is registered under the Securities Act or an exemption from registration is available; and

                                    (c) it has sufficient knowledge and
                  experience in financial and business matters to enable it to be capable of evaluating the merits and the risks of the Stock Exchange.

                                   ARTICLE IV

              COVENANTS OF THE COMPANY, THE STOCKHOLDERS AND BUYER
              ----------------------------------------------------





 Section 4.1. Investigation of Business; Access to Properties and Records;
 -------------------------------------------------------------------------
Records Retention.
------------------

                  (a) Between the date hereof and the Closing Date, each of the Company and Buyer shall afford to representatives of the other party ("Respective Representatives") reasonable access to their respective offices, properties, books and records during normal business hours in order that such party may have full opportunity to make such investigations as it desires of the affairs of the other party and the Company and Buyer shall, and shall cause their employees and officers to furnish such data as is reasonably requested by the other party's representatives; provided, however, that such investigation shall be upon reasonable prior written notice and shall not unreasonably disrupt the personnel and operations of the other party. All requests for access shall be made to such representatives of the other party as such party shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further understood and agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, joint venture partners, or other associates or affiliates of the other party in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the other party. No information or knowledge obtained in any investigation pursuant to this Section 4.1(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or any disclosure schedule or the conditions to the obligations of the parties to consummate the Stock Exchange.

                  (b) Each of the Stockholders and the Company and Buyer will hold and will cause their respective employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its legal counsel, by other requirements of law, all documents and information concerning the other party furnished to it in connection with the transactions contemplated by this Agreement, and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the furnishing party, the other party will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the furnishing party or destroy all copies of written information so furnished to it or its agents and representatives.

                  Section 4.2. Registration Rights.

                  (a) None of the information supplied by Buyer or the Stockholders, respectively, for inclusion or incorporation by reference in the registration statements relating to the issuance of Buyer Shares in the Stock Exchange (each a "Registration Statement") will, at the time the Registration Statements become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If (i) Buyer becomes aware of the occurrence of any event with respect to Buyer or its officers and directors or any other information not supplied by the Stockholders or (ii) the Stockholders become aware of any facts with respect to the information supplied by them, which is required to be described in the Registration Statements (or in any amendment of, or supplement to, the Registration Statements), Buyer shall notify the Stockholders or the Stockholders shall notify the Buyer, as the case may be, and Buyer shall promptly prepare an appropriate amendment or supplement in which such event shall be so described and such amendment or supplement will comply with all provisions of applicable law. The Buyer will take such actions as are necessary to ensure that the Registration Statements will comply in all material respects with the requirements of the Securities Act (other than with respect to information supplied by the Stockholders for inclusion therein). Buyer is not aware of any facts or circumstances which would prevent or delay the filing or the effectiveness of the Registration Statements as required by Section 4.2(b) of this Agreement.

                   (b) As soon as practicable after the date of this Agreement (but not prior to the Closing), Buyer shall file a Registration Statement with respect to the Buyer Shares on Form S-3 with the SEC pursuant to Rule 415 registering the Buyer Shares under the Securities Act. Such filing shall occur not more than 5 days after all requisite financial statements of the Company for 1996, 1997 and 1998, prepared in accordance with GAAP, are available and all necessary consents to the use of audit reports relating thereto have been received, which Buyer shall use its best efforts to obtain as promptly as possible. This Registration Statement will cover 100% of the Buyer Shares issuable at the Closing. Buyer shall use its best efforts to prepare any financial statements, and other information, required for such filings as promptly as practicable after the date hereof. If Form S-3 or Rule 415 is unavailable, then Buyer shall register the Buyer Shares with a different form or arrangement that will provide the same benefits to the Stockholders. Buyer shall use its best efforts to cause the first Registration Statement to become effective as promptly as practicable, and also will take any other action reasonably required to be taken under federal or state securities laws to maintain the effectiveness of the Registration Statements until all of the Buyer Shares are sold. Buyer shall take all other actions reasonably requested by the Stockholders to facilitate sales of the Buyer Shares. Buyer shall be responsible for the payment of all fees and expenses relating to the Buyer Shares to be registered, and the Registration Statement in accordance with this Section.

                   (c) The parties hereto agree that Buyer shall have no obligation to (1) conduct, arrange or coordinate any distribution or sales activities on behalf of the Stockholders with respect to the Buyer Shares other than as set forth in (a) above or (2) retain any underwriter(s) in connection with the registration and/or distribution of the Buyer Shares pursuant to this
Section 4.2.

                   (d) The Stockholders, the Company and Buyer will cooperate and promptly make all registrations, filings and applications, to give all notices and to obtain all governmental and other consents, transfers, approvals, orders, qualifications and waivers, including any notification required by the HSR Act, necessary or desirable for the consummation of the Stock Exchange and the other transactions contemplated by this Agreement as promptly as practicable, or that may thereafter be reasonably necessary or desirable to effect the transfer or renewal of any accreditations, licenses, approvals and authorizations of the Company.

                   Section 4.3. Further Assurances. The Stockholders, the Company and Buyer agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the terms of this Agreement. The parties will take all reasonable actions including, without limitation, taking of all action reasonably necessary to obtain material Governmental Entity approvals of, material third party consents to, contesting any legal proceedings filed to prevent or delay, and executing additional documents reasonably necessary to consummate the transactions contemplated hereby as promptly as practicable. The Stockholders, the Company and Buyer further agree that they will not take any action that will prevent their performance of this Agreement in accordance with its terms.

                   Section 4.4. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Stockholders shall cause the Company to conduct its operations in the ordinary course of business consistent with past practice, and to use their commercially reasonable efforts to maintain and preserve their business organization and their material rights and franchises and to retain the services of their officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect at or prior to the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Stockholders covenant that, except as otherwise contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Buyer the Company will not, and the Stockholders agree not to, and to cause the Company not to:

                   (a) amend or propose to amend its certificate of incorporation or by-laws or similar organization instruments;

                   (b) authorize for issuance, issue, sell, agree to issue or sell or redeem or otherwise acquire (1) any shares of its capital stock or other equity interests, or (2) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or evidences of indebtedness or other debt or equity securities including, without limitation, any stock appreciation rights;

                   (c) except as disclosed in Schedule 4.4(c), split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

                   (d) (1) create, incur or assume any indebtedness for money borrowed (including obligations in respect of capital leases) or issue any debt securities; (2) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than the Company, if such assumption, guarantee, endorsement or other liability is in any such case material to the Company; (3) make any material loans, advances or capital contributions to or investments in, any person other than the (except for customary loans or advances to employees); or (4) pledge or otherwise encumber its equity interests;

                   (e) except in the ordinary course of business or as required by any Law, (1) increase in any manner the base compensation of, or enter into or amend any employment, bonus, incentive, severance, consulting, or other compensation agreement with, any existing director, officer or key employee; or
(2) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit itself to amend any of such plans, funds or similar arrangements in existence on the date hereof so as to increase benefits thereunder;

                   (f) except in the ordinary course of business or as required by any Law or contractual obligations existing on the date hereof or as provided for in or contemplated by this Agreement the Company shall not (1) sell, transfer or otherwise dispose of any assets outside of the ordinary course of business, (2) create any new Lien, other than a Company Permitted Lien, on its properties or assets, (3) enter into any joint venture or partnership, or (4) purchase any assets or securities of any person;

                   (g) except as contemplated by this Agreement or as may be required as a result of a change in Law, change any of the material accounting principles or practices used by it;

                   (h) revalue in any material respect any of its material assets, including, without limitation, materially writing down the value of inventory or writing-off material notes or material accounts receivable balances other than in the ordinary course of business;

                   (i) (1) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (2) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (3) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000; or (4) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                   (j) make any tax election or settle or compromise any income tax liability (although Buyer's consent shall not be unreasonably withheld);

                   (k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Audited Financial Statements (or the notes thereto) or in the ordinary course of business consistent with past practice;

                   (l) settle or compromise any pending or threatened Action relating to the transactions contemplated hereby;

                   (m) pledge or otherwise encumber, or create or suffer to exist any Lien upon, the Shares or any other equity interest in the Company;

                   (n) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

                   (o) enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company; or

                   (p) take or agree to take any action prohibited by this
Section 4.4.

                   Section 4.5. Conduct of Business of Buyer. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Buyer shall conduct their operations in the ordinary course of business consistent with past practice, and to use their commercially reasonable efforts to maintain and preserve their business organization and their material rights and franchises and to retain the services of their officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Closing Date.

                   Section 4.6. Pooling. Except as set forth in Schedule 4.6, from and after the date hereof and until the Closing Date, none of Buyer, the Company, or any of their respective affiliates over which any such party may exercise control, or the Stockholders shall take any action, or fail to take any action, that is reasonably likely to jeopardize the treatment of the Stock Exchange as a pooling of interests for accounting purposes. From the date of this Agreement until Buyer has caused to be published financial results covering at least 30 days of combined operations of the Company and Buyer, each of Buyer, the Company and the Stockholders shall take all reasonable actions necessary to cause the Stock Exchange to be characterized as a pooling of interests for accounting purposes if such a characterization shall have been jeopardized by action taken by Buyer, the Company or the Stockholders prior to the Closing Date.

                   Section 4.7. Allocation of Buyer Shares. Buyer and the Stockholders acknowledge that all of the Buyer Shares shall be allocated to the Shares, and that none of such Buyer Shares are allocable to the agreements described in Section 5.3(d). Buyer covenants that no position inconsistent with such allocation shall be taken for any purpose (including, without limitation, on any Return or in any proceeding).

                   Section 4.8. Preparation and Filing of Returns. (a) The Company shall prepare and file, or cause to be prepared and filed, all Returns required to be filed after the Closing Date; provided, however, that the Stockholders shall have the right to review and approve (which approval must not be unreasonably withheld) prior to filing all Returns with respect to any taxable period (or portion thereof) that includes or predates the Closing Date. In connection therewith, the Stockholders shall assist Buyer in obtaining such information that Buyer reasonably requests of the Stockholders and that is not otherwise required to be provided hereunder with respect to the operations, ownership, assets or activities of the Company to the extent such information is relevant to any Tax Return which Buyer has the right and obligation hereunder to file; provided, however, that such information shall not include the delivery of the Stockholders' personal Tax Returns.

                   (b) In order to apportion the Companies' 1999 earnings between the Stockholders and the Purchaser, the Company's earnings for the period beginning on January 1, 1999 to but not including the Closing Date shall be allocated to the Stockholders and the Company's earnings for the period beginning on the Closing Date and ending on December 31, 1999 shall be allocated to the Purchaser. For tax purposes, such apportionment of earnings shall be determined on a pro rata basis based on the number of days in the year consistent with Section 1362(e)(2) of the Code.

                   Section 4.9. Public Announcements. From the date hereof until the Closing Date, the Stockholders and Buyer will, before issuing, or permitting any agent or affiliate to issue, any press releases or otherwise making or permitting any agent or affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, obtain the consent of the other party, except in the event, and only to the extent, that disclosure is required by law; provided, that in such instances the disclosing party will consult with the other party prior to making such disclosure.

                   Section 4.10. Insurance. Through the close of business on the Closing Date, the Stockholders will cause the Company to keep, or cause to be kept, in effect all material insurance policies presently maintained or suitable replacements therefor. Buyer shall be responsible for causing the Company to maintain and obtain insurance from and after the Closing Date.

                   Section 4.11. No Solicitation. The Stockholders and the Company and its affiliates, officers, directors, employees, representatives and agents (a) shall immediately cease any existing discussions or negotiations, if any, with any parties other than the parties to this Agreement ("Other Parties") with respect to any acquisition of all or any portion of the assets of, or any equity interest in, the Company or any business combination with the Company;
(b) shall not solicit, initiate, encourage, or furnish information in response to any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer by any Other Parties for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or other equity interests involving the Company (including without limitation by way of a tender offer or similar transactions involving the Company), (any of the foregoing transactions with any other parties being referred to in this Agreement as an "Acquisition Transaction"); and (c) shall not engage in negotiations or discussions concerning, or provide any non-public information to any Other Parties relating to, any Acquisition Transaction. If the Company or any of its respective representatives or agents shall nevertheless receive any indications of interests or proposals with respect to any Acquisition Transactions, it shall provide a copy of any such written proposal to Buyer immediately after receipt thereof by the Company or any of its respective representatives or agents.

                   Section 4.12. Notification of Certain Matters. The Company or the Stockholders shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Company, of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect at or prior to the Closing Date, and (b) any material failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.16 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                   Section 4.13. Closing Financial Statements. (a) No later than five (5) days prior to the Closing, the Company shall have provided to the
Buyer:


                   (i) an audited balance sheet of the Company as of November 30, 1998, and related income statement for the 11-month period then ended (including the related notes thereto), with the accompanying report of Jules Willen, CPA (the "Closing Audited Financial Statements"); and

                   (ii) a compiled balance sheet as of December 31, 1998 and related compiled income statements for the 12-month period then ended, in each case with the accompanying compilation report of Asher & Simons, P.A. (the "Closing Compiled Financial Statements").

                   (b) The Closing Audited Financial Statements and the Closing Compiled Financial Statements shall be collectively referred to herein as the "Closing Financial Statements." The Closing Financial Statements shall be prepared in conformity with GAAP applied on a consistent basis throughout the periods presented and shall present fairly the financial position of the Company as of their respective dates, and operating results, as the case may be, for the periods presented therein.

                   (c) The balance sheet included in the Closing Compiled Financial Statements may, at the option of the Stockholders, include an entry for a distribution payable equal to all or a portion of the Net Working Capital in such balance sheet (the "Distribution Payable"). Net Working Capital shall equal (I) the aggregate amount of current assets, less (II) the aggregate amount of current liabilities, determined in accordance with GAAP. The Distribution Payable, if any, shall be due and payable by the Company to the Stockholders promptly after the Closing; provided that the portion of the Distribution Payable attributable to the accounts receivable included in the Net Working Capital shall only be paid by the Company to the Stockholders when and if such receivables are paid and collected by the Company and then only to the extent of the proceeds collected by the Company; each such payment to be made within 15 days of the collection of such accounts receivable.

                   Section 4.14. Merger May Be Desired.


                   (a) The Company and the Stockholders recognize that the Buyer may desire to treat the Stock Exchange as a merger/tax-free reorganization under
Section 368(a)(1)(A) of the Code. If Buyer makes this determination, and on the Closing Date, the Company will be merged with and into the Buyer pursuant to the provisions and with the effect provided in the general corporation laws of the State of Maryland. The Company and the Stockholders will use their best efforts to cooperate with the Buyer in this regard, including, without limitation, preparing and executing appropriate merger documents under the corporate laws of Maryland, containing the terms provided in this Agreement, including the Articles of Merger which shall be filed with the Maryland State Department of Assessments and Taxation on the Closing Date. The Buyer shall be the surviving corporation in such a merger.

                   (b) Also, and as a result of such a merger and without any action by the Stockholders, all of the Shares, and all rights in respect thereof, shall be converted into the Buyer Shares. The allocation of the Buyer Shares to the Stockholders shall be in accordance with Schedule 1.1 of the Company Disclosure Schedule. In order to effect such conversion, (i) the Stockholders will deliver to the Buyer at the Closing certificates in due and proper form representing all of the Shares and (ii) the Buyer shall deliver to each of the Stockholders a certificate or certificates, in due and proper form, representing the Buyer Shares to which each of such Stockholders is entitled as a result of such a merger.

                   (c) The Company and the Stockholders shall not be liable to the Buyer for any representations, warranties or disclosures rendered misleading or untrue as a result of the Buyer changing the form of the transaction from a stock exchange to a merger.

                                    ARTICLE V

                                   CONDITIONS
                                   ----------


                   Section 5.1. Mutual Conditions. The obligations of the parties hereto to consummate the Stock Exchange shall be subject to fulfillment of the following conditions:

                                    (a) No Order or attachment which prevents
                  the consummation of the Stock Exchange shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits, restrains, enjoins or restricts the consummation of the Stock Exchange.

                                    (b) All authorizations, approvals, consents
                  and waivers of, or declarations or filings with, any Governmental Authorities or third parties, including approval, if any, from Baltimore City Public Schools, required to permit consummation of the transactions contemplated by this Agreement and listed in Schedule 2.1(e), shall have been filed or obtained and shall not have been terminated, suspended or withdrawn as of the Closing Date. All applicable waiting periods under the HSR Act or applicable antitrust acts in other jurisdictions with respect to the transactions contemplated hereby shall have expired or been terminated.

                                    (c) The Buyer Shares issued hereunder shall
                  have been approved for listing on the Nasdaq Stock Market, subject only to official notice of issuance.

                                    (d) The parties shall have entered into an
                  indemnification agreement relating to certain matters currently identified by the parties (the "Indemnification Agreement").

                  Section 5.2. Conditions to Obligations of the Stockholders and the Company. The obligations of the Stockholders and the Company to consummate the Stock Exchange and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by all of the
Stockholders:

                                    (a) The representations and warranties of
                  Buyer set forth in Article III of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (1) to the extent such representations and warranties are by their express provisions made as of a specified date (which shall be true and correct in all respects as of such date) and (2) for the effect of transactions contemplated by this Agreement, except, in each case, where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to interfere with the Stockholders obtaining the benefit of their bargain hereunder, without regard to materiality qualifications in individual representations and warranties.

                                    (b) Buyer shall have performed in all
                  material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

                                    (c) Buyer shall have furnished the
                  Stockholders with a certificate dated the Closing Date signed on behalf of it by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.

                  Section 5.3. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Stock Exchange and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Buyer:

                                    (a) The representations and warranties of
                  the Stockholders and the Company set forth in Article II of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (1) to the extent such representations and warranties are by their express provisions made as of a specified date (which shall be true and correct in all respects as of such date) and (2) for the effect of transactions contemplated by this Agreement except, in each case, where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business Condition of the Company without regard to materiality qualifications in individual representations and warranties.

                                    (b) Each of the Stockholders and the Company
                  shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

                                    (c) The Company shall have furnished Buyer
                  with a certificate signed on its behalf by its Directors dated the Closing Date to the effect that the conditions set forth in Sections 5.3(a) and (b) have been satisfied.

                                    (d) Each Stockholder shall have entered into
                  an employment agreement with Buyer substantially in the form attached hereto as Exhibit A, and such agreements shall be in full force and effect.

                                    (e) Each Stockholder shall have delivered a
                  duly executed resignation letter to the Company with respect to her position as a member of the Board of Company.

                                    (f) Since the date of the Agreement, there
                  shall not have been any event, occurrence, development or circumstances that individually or in the aggregate had, or reasonably would be expected to have, a material adverse effect on the (i) Business Condition, financial or otherwise, or the earnings, business affairs or management of the Company, whether or not in the ordinary course of business or
                  (ii) ability of the Company or the Stockholders to consummate the transactions contemplated hereby.

                                    (g) Buyer shall have received the opinion of
                  legal counsel to the Company as reasonably requested by Buyer, in form and substance reasonably satisfactory to the Buyer and its counsel, to the effect that: (i) the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and it has the full power to carry on the speech pathology business; (ii) the Company is duly qualified to do business in all jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary and where the failure to qualify would be materially adverse to the Company;
                  (iii) based solely on a review of the minute book of the Company, the authorized, issued and outstanding capital stock or equity interests of the Company are as set forth in Section
                  2.2 of this Agreement and the Company Disclosure Schedule or in such opinion; (iv) each of the issued and outstanding shares of such stock has been duly authorized and issued and is fully paid and non-assessable; (v) the execution, delivery and performance of this Agreement and all other documents to be executed by the Company in connection with this Agreement and all other Company Documents in the case of the Company, and other documents to be executed by the Stockholders in connection with this Agreement (the "Stockholder Documents") and, together with the Company Documents (the "Seller Documents") have been duly executed and delivered by the Company and the Stockholders, as the case may be and constitute valid and legally binding obligations of the Company and the Stockholders, as the case may be subject to principles of equity and bankruptcy; (vi) the execution and delivery of this Agreement and the other Seller Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provision of any agreement, instrument, order, judgment or decree, of which such counsel has actual knowledge, to which the Company and the Stockholders, as the case may be is a party or by which it or any of them is bound provided no opinion shall be required as to the provision of any agreement requiring approval for assignment of such agreement; (vii) except as may be specified by such counsel, such counsel does not know of any material suit or proceeding pending or threatened against or affecting any of the Stockholders or their business or properties or the consummation of the transactions contemplated hereunder; and
                  (viii) to the knowledge of counsel, there are no regulatory and governmental approvals, consents and filings required of any of the Stockholders and the Company for the consummation of the transactions contemplated by this Agreement or any of the other Seller Documents.

                                    (h) Closing Financial Statements. The
                  Company shall have provided to Buyer the Closing Financial Statements, with the Closing Compiled Financial Statements reflecting gross revenues and net income of at least $4,090,000 and $595,000, respectively.

                                    (i) Reports of Accountants. Buyer shall have
                  received from Ernst & Young, independent accountants, an opinion to the effect that the Stock Exchange, if consummated in accordance with the provisions of this Agreement, will qualify for pooling of interests accounting treatment in accordance with GAAP and the rules and regulations of the SEC.

                                    (j) Affiliate Agreements. Buyer shall have
                  received from each Stockholder an affiliate agreement substantially in the form attached hereto as Exhibit B and such affiliate agreement shall be in full force and effect.

                                   ARTICLE VI

                     TERMINATION, AMENDMENT AND MODIFICATION
                     ---------------------------------------

                  Section 6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                                    (a) by mutual written consent of each of the
                  parties hereto;

                                    (b) by Buyer on the one hand, or by the
                  Stockholders on the other hand (provided that the party seeking termination has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder) in the event that the transactions contemplated hereby are not consummated pursuant to this Agreement on or before January 31, 1999;

                                    (c) by either Buyer, or the Stockholders and
                  the Company, as the case may be, if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Exchange, except, if the party relying on such Order or other action has not complied with its obligations under this Agreement; or

                                    (d) by Buyer, or the Stockholders and the
                  Company, as the case may be, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 30 business days following receipt by the breaching party of written notice of such breach from the other party.

                  Section 6.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 4.1(b) and 7.7 shall survive the termination of this Agreement; provided however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

                   Section 7.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall becomeeffective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                   Section 7.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all the parties hereto.

                   Section 7.3. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Maryland without reference to the choice of law principles thereof. The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be federal district court in Baltimore, Maryland. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby, except as expressly set forth below for the execution or enforcement of judgment, in any court or jurisdiction other than the above specified court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

                   Section 7.4. Entire Agreement. This Agreement, the Schedules hereto and any other agreement contemplated herein contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein, except for that certain Confidentiality Agreement between Buyer and the Company, as modified in writing from time to time, shall remain in full force and effect.

                   Section 7.5. Agreement for the Parties' Benefit Only. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on any representation, warranty or covenant contained herein.

                   Section 7.6 Survival of Representations and Warranties. Solely for purposes of the indemnification provisions set forth in Article VIII, and subject to the limitations set forth therein, the representations and warranties set forth in this Agreement, shall survive the Closing under this Agreement until December 31, 1999; provided that (A) the representations and warranties in Section 2.13, and the related indemnification obligations of the Stockholders, shall survive the Closing until the fifth anniversary of the Closing Date; (B) any representations and warranties contained in any separate agreement contemplated herein, and the related indemnification obligations of the Stockholders, shall survive the Closing as provided in such separate agreement; (C) any claims, actions or suits based upon fraud, willful misconduct or intentional misrepresentation on the Buyer or any representative of it, on the one hand, the Company or any of the Stockholders, on the other hand, shall continue in full force and effect without limitation until expiration of the statute of limitations applicable thereto. If prior to the close of business on the scheduled date for expiration of a particular representation, warranty or covenant that is the basis for a claim for indemnity under Article VIII, the Stockholders or Buyer shall have been notified of such claim, then the representation, warranty or covenant that is the basis for such claim shall continue to survive and shall remain a basis for indemnity, to the extent of such specific claim only, until such claim is finally resolved or disposed of. Except as described above, to the extent that the covenants of the parties contained in this Agreement that contemplate or may involve actions to be taken
(a) solely prior to the Closing shall not survive the Closing, and (b) after the Closing, they shall survive until such actions shall have been performed in accordance with their terms.

                   Section 7.7. Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                   Section 7.8. Specific Performance. The Stockholders and Buyer each acknowledge that, in view of the uniqueness of the Company, the Stockholders and Buyer would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the Stockholders and Buyer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which any of the Stockholders or Buyer may be entitled, at law or in equity.

                   Section 7.9. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to the Stockholders shall be addressed to:

Judy Berman
3305 Garrison Farms Road
Baltimore, MD 21208


Lynne Peverley
4228 Blue Barrow
Ellicott City, MD 21042


with copy to:

Tydings & Rosenberg, LLP
100 East Pratt Street, 26th Floor
Baltimore, MD 21202
Attention: Barry Weiskopf, Esq.
Facsimile: (410) 727-5460

                  or at such other address and to the attention of such other person as the Company may designate by written notice to Buyer. Notice to Buyer shall be addressed to:

Sylvan Learning Systems, Inc.
1000 Lancaster Street
Baltimore, Maryland 21202
Attention: Robert Zentz, Esq.
Facsimile No: (410) 843-8060

with copy to:

Piper & Marbury L.L.P.
36 South Charles Street
Baltimore, Maryland 21201
Attention: Herbert D. Frerichs, Jr., Esq.
Facsimile No: (410) 576-2385

                  or at such other address and to the attention of such other person as Buyer may designate by written notice to the Company and the Stockholders. Any notice shall be deemed to have been served or given upon receipt.

                  Section 7.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.


                  Section 7.11. Interpretation; Absence of Presumption.

                                    (a) For the purposes hereof, (1) words in
                  the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (3) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (4) the word "or" shall not be exclusive, and (5) provisions shall apply, when appropriate, to successive events and transactions.

                                    (b) This Agreement shall be construed
                  without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                  Section 7.12. Extension; Waiver. At any time prior to the Closing Date, each party hereto may but shall not be required to (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto, and the failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights absent such instrument in writing.

                   Section 7.13. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

                                  ARTICLE VIII

                           INDEMNIFICATION AND ESCROW

                   Section 8.1. Indemnification by the Stockholders. Each of the Stockholders, jointly and severally, and the Company, hereby covenants and agrees to indemnify and hold harmless the Buyer and its respective successors and assigns (subject to the notice, timing and amount limitations set forth in this Agreement) against and in respect of any liability, loss, damage, expense or other cost, including without limitation reasonable attorneys' fees and expenses (such amounts being referred to herein as a "Loss") resulting from any
(a) breach of any representation or warranty, (b) breach or nonfulfillment of any agreement or covenant on the part of the Company with respect to matters occurring before the Closing or any of the Stockholders under this Agreement which survives the Closing, or (c) any of the matters listed on Schedule

2.13 or the last paragraph of Schedule 2.14. The remedy provided in this Article VIII shall be Buyer's exclusive remedy with respect to Losses arising out of the matters set forth in this Section 8.1; provided nothing herein shall relieve any party for liability, or limit the amount of such party's liability, for fraud, willful misconduct or intentional misrepresentation. Buyer grants to the Stockholders and their duly appointed representatives the sole right to negotiate, resolve, settle or contest any claim for Tax with respect to which the Stockholders may have to indemnify Buyer under this Article VIII; provided, however, that the Stockholders must engage professional advisors approved by Buyer with respect to the foregoing, such approval must not be unreasonably withheld. If the Stockholders do not assume the defense of any such claim for Tax, Buyer may defend the same in such manner as it may deem appropriate, but not settle or otherwise compromise any such audit or proceeding at the expense of the Stockholders without first obtaining the written consent of the Stockholders, such consent must not be unreasonably withheld.

                   Section 8.2. Indemnification by the Buyer. Buyer hereby covenants and agrees to indemnify and hold harmless each of the Stockholders, their successors and assigns (subject to the notice and timing requirements and survival and amount limitations provided in this Agreement), against and in respect of any Loss resulting from any (a) breach of any representation or warranty or (b) breach or nonfulfillment of any agreement or covenant on the part of Buyer or any affiliate (including, without limitation, the Company after the Closing) under this Agreement or pursuant to any certificate of Buyer delivered to the Stockholders and/or the Company (or its counsel) pursuant to
Section 4.11. Buyer shall satisfy any indemnification obligation hereunder with Common Stock of Buyer that qualifies as voting stock for purposes of section 368(a)(1)(B) of the Code and that has a fair market value equal to the amount of such Loss.

                   Section 8.3. Indemnification Procedure. The procedure for indemnification of parties shall be as follows:

                                    (a) If at any time a party is entitled to
                  indemnification hereunder (the "Indemnitee") or shall become aware of any state of facts that have resulted or may result in a Loss, the Indemnitee shall promptly give written notice (a "Notice of Claim") to the party obligated to provide indemnification (the "Indemnitor") of the discovery of such potential or actual Loss. The Notice of Claim shall set forth
                  (A) a description of the nature of the potential or actual Loss, and (B) the total amount of Loss anticipated (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Except for a failure to deliver a Notice of Claim within the applicable survival period as provided under Section 7.6 (which failure shall constitute a complete defense) the Indemnitee's failure to give prompt notice shall constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

                                    (b) The Indemnitor shall accept or reject
                  any Loss as to which a Notice of Claim is sent by the Indemnitee by giving written notice of such acceptance or rejection (the "Indemnitor Notice") to the Indemnitee within sixty (60) days after the date of receipt of the Notice of Claim. Failure of the Indemnitor to reject a Loss within 60 days of receipt of the Notice of Claim shall be conclusive evidence of the Indemnitor's acceptance of its responsibility to indemnify the Indemnitee against such Loss.

                                    (c) If the Indemnitor elects to reject the
                  claim, the Indemnitor Notice shall set forth a description of the nature of the basis for the rejection of such claim.

                                    (d) The parties agree that any controversy
                  or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in accordance with the National Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator shall be conclusive and binding on the parties hereto and may be entered in any court having jurisdiction thereover. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Such arbitration shall act as the administrator and exclusive arbitrator with respect to all claims for indemnity and all decisions of the arbitration shall be final and binding on the parties hereto. The cost of the American Arbitration Association and related parties shall be split evenly between the Stockholders, on the one hand, and the Buyer, on the other hand.

                                    (e) If any Notice of Claim relates to any
                  Third-Party Claim, the Notice of Claim shall state the nature, basis and amount of such claim. In the event that the Indemnitor accepts the Loss as to which the Notice of Claim is sent, the Indemnitor shall have the right, at its election, by written notice given to the Indemnitee, to assume the defense of the claim as to which such notice has been given with counsel reasonably acceptable to the Indemnitee. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may, at the Indemnitor's expense, assume the defense of such claim and take such other action as it may elect to defend or settle such claim as it may determine in its reasonable discretion.

                   Section 8.4. Limitations on Indemnity. Buyer shall make no claim for indemnity under Section 8.1, and the Stockholders shall make no claim for indemnity under Section 8.2, until the dollar amount of all Losses shall exceed $20,000 (the "Basket"), in which event the Indemnitor shall be responsible for the aggregate amount of such Losses, including the amount of the Basket, provided that no party shall be required to make any payments with respect to individual items where the Losses related thereto are less than $5,000 and such items shall not be aggregated for purposes of determining the Basket, provided, further that the Stockholder's obligation and liability for any and all breaches of the representations and warranties and covenants set forth in this Agreement shall be limited to $1,710,000.

                   Section 8.5. General Escrow of Certain Buyer Shares.

                                    (a) At the Closing the Stockholders, the
                  Buyer and State Street Bank & Trust, Inc. N.A. (the "Escrow Agent"), shall enter into an escrow agreement (the "General Escrow Agreement"), the terms of which shall be mutually satisfactory to all of the parties, pursuant to which a portion of the Buyer Shares to be issued in the Stock Exchange having an aggregate Market Value equal to $171,000 (the "General Escrow Shares"), will be delivered by the Stockholders to the Escrow Agent (the "General Escrow"). The

                  General Escrow Agreement shall permit the Stockholders to vote all General Escrow Shares. The General Escrow Shares will stand as security for any and all claims made hereunder, except for claims described in Section 8.6(a) below, by the Buyer against the Stockholders in respect of the representations, warranties and covenants made by the Company and/or the Stockholders in this Agreement.

                                    (b) Payment to the Buyer of any amounts
                  pursuant to this Article VIII shall be delivered to and released by such Escrow Agent as and when provided pursuant to the General Escrow Agreement. The General Escrow Agreement shall provide that the number of General Escrow Shares released in respect of any General Escrow claims shall be determined by using the Market Value. The General Escrow Agreement shall also provide that promptly upon the expiration of the period ending on December 31, 1999, the Escrow Agent shall release from the General Escrow and deliver to Stockholders all remaining General Escrow Shares, unless a claim against the General Escrow is pending at such time, in which event all General Escrow Shares not covered by such claim shall be released to the Stockholders and the release of such other General Escrow Shares shall occur promptly after the resolution of such pending claim.

                  Section 8.6. Special Escrow of Certain Buyer Shares.

                                    (a) At the Closing the Stockholders, the
                   Buyer and an Escrow Agent (which shall be a commercial bank selected by the Buyer and reasonably acceptable to the Stockholders, shall enter into a second escrow agreement (the "Special Escrow Agreement") pursuant to which a portion of the Buyer Shares to be issued in the Stock Exchange having an aggregate Market Value equal to $200,000 (the "Special Escrow Shares") will be delivered by the Stockholders to the Escrow Agent (the "Special Escrow"). The Special Escrow Agreement shall permit the Stockholders to vote all Special Escrow Shares. The Special Escrow Shares will stand as security only for any and all claims made hereunder by Buyer against the Stockholder in respect of matters covered by the Indemnification Agreement. The parties mutually agree that the Special Escrow is reasonable.

                                    (b) Payment to Buyer of any amounts pursuant
                   to this Article VIII shall be delivered to and released by the Escrow Agent as and when provided pursuant to the Special Escrow Agreement. The Special Escrow Agreement shall provide that the number of Special Escrow Shares released in respect of any Special Escrow claims shall be determined by using the Market Value. The Special Escrow Agreement shall also provide that (i) promptly upon the expiration of the period ending one (1) year from the Closing Date, the Escrow Agent shall release from the Special Escrow one-half (1/2) of the Special Escrow Shares, unless a claim against the Special Escrow is pending at such time, in which event all applicable Special Escrow Shares not covered by such claim shall be released to the Stockholders and the release of such other Special Escrow Shares shall occur promptly after the resolution of such pending claim and (ii) promptly upon the expiration of the period ending two (2) years from the Closing Date, the Escrow Agent shall release from the Special Escrow and deliver to Stockholders all remaining Special Escrow Shares, unless a claim against the Special Escrow is pending at such time, in which event all Special Escrow Shares not covered by such claim shall be released to the Stockholders and the release of such other Special Escrow Shares shall occur promptly after the resolution of such pending claim.

                   Section 8.7. Indemnification Sole Remedy. The indemnification contained in this Article VIII and the Indemnification Agreement shall be deemed to be the exclusive remedy of the Indemnified Party in connection with or arising from any failure by the Indemnifying Party to perform any of its covenants or obligations in this Agreement or any breach by the Indemnifying Party of any representation or warranty contained in this Agreement. Notwithstanding the above, the indemnification contained in this Section 8.7 shall not be the exclusive remedy for the Indemnified Party in regard to any claims, actions or suits based upon fraud, willful misconduct or intentional misrepresentation on the Indemnified Party or any representative of it, on the one hand, the Indemnifying Party, on the other hand.

        IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                             SYLVAN LEARNING SYSTEMS, INC.


                                             By:
                                               ---------------------------------
                                             Name:
                                             Title:

                                             BERMAN, PEVERLEY & ASSOCIATES, P.A.


                                             By:
                                               ---------------------------------
                                             Name:
                                             Title:



                                            ------------------------------------
                                            JUDY BERMAN



                                           -------------------------------------
                                           LYNNE PEVERLEY

                                    SCHEDULES
                                    ---------

     Schedule 1.1                    Outstanding Shares
     Schedule 2.1(d)                 Conflicts
     Schedule 2.1(e)                 Consents
     Schedule 2.2(a)(1)              Company Securities
     Schedule 2.2(a)(2)              Stockholders Register
     Schedule 2.5                    Real Property
     Schedule 2.7                    Intellectual Property
     Schedule 2.8(b)                 Approvals, Authorizations, Consents, Etc.
     Schedule 2.9                    Labor Matters
     Schedule 2.10                   Compliance
     Schedule 2.11(a)                Material Contracts
     Schedule 2.11(b)                Conflicts, Breaches, Material Overpayments
     Schedule 2.13                   Taxes
     Schedule 2.14(a)                Benefit Plans
     Schedule 2.14(e)                Severance and Other Payments
     Schedule 2.15                   Material Adverse Changes
     Schedule 2.16                   Company Brokers and Finders
     Schedule 2.19                   Bank Accounts
     Schedule 2.20                   Insurance
     Schedule 2.22                   Transactions with Affiliates
     Schedule 4.4(c)                 Conduct of Business
     Schedule 4.6                    Pooling of Interests

                       EXHIBITS
                       --------

     Exhibit A                       Form of Employment Agreement
     Exhibit B                       Form of Affiliate Letter



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